SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2005

COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Nevada	000-51044	01-0668846
(State of other jurisdiction of Incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

400 South 4th Street, Suite 215, Las Vegas, Nevada 89101

(Address of principal executive offices)

(702) 878-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 19, 2005, Community Bancorp entered into an Agreement to Merge and Plan of Reorganization (the “Agreement”) with Bank of Commerce, pursuant to which, among other things, (i) Bank of Commerce would merge with Community Bank of Nevada, and (ii) Community Bank of Nevada would continue as the wholly-owned subsidiary of Community Bancorp.

In accordance with the Agreement, the merger was completed as of the close of business on August 26, 2005. The shareholders of Bank of Commerce who elected cash will receive cash for their shares based on a value of $33.00 per share; those who elected to receive stock in Community Bancorp will receive 1.0039 shares of Community Bancorp common stock for each share of Bank of Commerce common stock; and those who elected to receive a combination of the two will receive the appropriate allocations of the elections made. The amount of cash paid and Community Bancorp common stock issued in the merger is subject to certain allocation procedures designed to ensure that a maximum of 50% of the total consideration paid to holders of Bank of Commerce common stock is paid in cash and 50% in Community Bancorp stock.

The transaction is valued at $40,006,634, or $33.00 per share of Bank of Commerce common stock, including the fair value of options outstanding (the exchange ratio for stock consideration is 1.0039 shares of Community common stock for each Bank of Commerce share). The total consideration will be paid in 608,537 shares of Community Bancorp stock and approximately $20 million in cash, in accordance with the provisions of the Merger Agreement. There were no material relationships between Bank of Commerce, its officers, shareholders or employees and Community Bancorp and subsidiaries, its officers, shareholders or employees, other than in respect to the transaction. Funds utilized in the transaction were solely from cash held at Community Bancorp.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(a) Financial statements required by this item will be filed by amendment on or before November 9, 2005.

(b) Pro forma financial information required by this item will be filed by amendment on or before November 9, 2005.

(c) Exhibits.

2.	Agreement to Merge and Plan of Reorganization, dated May 19, 2005 (incorporated by reference from Community Bancorp’s Registration Statement on Form S-4 No. 333-126618, previously filed with the SEC).

99.1	Press Release dated August 29, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2005

Community Bancorp

By:	/s/ Edward M. Jamison
Edward M. Jamison
President and Chief Executive Officer

By:	/s/ Cathy Robinson
Cathy Robinson
Chief Financial Officer